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                              ASTOR CORPORATION
                      MANAGEMENT BONUS PROGRAM FY 1997

The management bonus program is established as a performance incentive for selected management of Astor Corporation. The achievement of FY 1997 performance, especially the budgeted $21.0 million EBITDA, is the key responsibility of management. Their individual and collective leadership is required to meet the stated goals. Those selected to participate in the bonus program are those judged to have the greatest impact on the year's results.

BONUS POOL
The year end EBITDA result will dictate the size of the management bonus pool available for management awards. No bonus pool will exist for performance below $20.0, but graduated increments of EBITDA achievement will earn increasing percentages of an individual's target bonus.

                      EBITDA               % of Target
                      ------               -----------
                      $23.0                    140%
                       22.5                    130%
                       22.0                    120%
                       21.5                    110%
                       21.0                    100%
                       20.5                     50%
                       20.0                     25%
             LESS THAN 20.0                      0

BONUS % TARGETS
Individual's participating in the program have been assigned a percentage of their base salary as their bonus target for FY 1997 It is a target only and is not indicative of assured compensation. One's specific bonus award is dependent on both 1.) the company's final EBITDA (size of the pool), and 2.) the given individual's performance contribution to the year's result.

    Example: A manager with a 20% target and SUPERIOR performance in FY 1997 with an EBITDA of $20.5 million will yield 10% bonus of base salary.

              20% bonus target at 50% of bonus pool x 100% performance = 10% bonus. Final bonus contingent on individual performance evaluation as a percentage.

ADMINISTRATION
Once the FY 1997 EBITDA has been finalized, the proposed management bonus awards will be complied and presented to the CEO. The Compensation Committee will give the final approval with cash payment to be made in June, 1997.